Exhibit 99

For Immediate Release	Contact Information
Thursday, December 22, 2005	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Announces Record 2006 CAPEX, Updates Current Texas Operating Activities

SAN ANTONIO -- December 22, 2005 -- The Exploration Company (Nasdaq:TXCO) today announced its 2006 capital expenditure budget and provided an update on its Southwest Texas operations.

CAPEX

     TXCO's board of directors has approved an initial CAPEX program for 2006 -- the largest in the Company's history -- in a range of $40 million to $50 million, up approximately 40 percent from 2005's initial CAPEX estimate of $29 million to $33 million. The budget is projected to be funded from internal cash flow and TXCO's existing bank credit facility. More than 90 percent of the budget will be invested in a proposed 57 gross wells.

     TXCO's ambitious drilling programs may be revised, based on rig availability; drilling results of the Company and its Maverick Basin partner, EnCana Oil & Gas (USA) Inc.; operational developments; unanticipated transaction opportunities; market conditions and commodity price fluctuations.

     The largest share of the new budget, $23.3 million, will go to 28 proposed Glen Rose wells (75-100 percent working interest), including $21.2 million for 24 Glen Rose Porosity wells as TXCO continues the successful development of its core oil play. The budget earmarks $8.0 million for eight EnCana-operated Pearsall wells (50% WI), part of a joint operating agreement announced in September. Some $6.6 million has been allocated for 10 wells targeting Georgetown formation oil and gas (100% WI).

     In the Pena Creek San Miguel oil play, the budget sets aside $3.0 million for 10 new wells (100% WI), continuing expansion of the waterflood project. Also included are expenditures for additional pilot wells testing the San Miguel tar sand play, a 3-D seismic survey on the Maverick Basin's Burr lease, improvements to the Pena Creek waterflood system and leasehold extensions.

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TXCO Initial CAPEX Budget Comparison*
Formation/Project	2006 CAPEX ($ Millions)	2006 Gross Wells	2006 %WI	2005 CAPEX ($ Millions)	2005 Gross Wells	2005 % WI
Glen Rose Porosity (oil)	$21.2	24	75-100	$2.5	7	47-50
Other Glen Rose (oil/gas)	2.1	4	100	2.8	7	47-63
Pearsall (gas)	8.0	8	50	-	-	-
Georgetown (gas/oil)	6.6	10	100	18.8	43	50
Pena Creek San Miguel (oil)	3.0	10	100	2.9	10	100
Marfa Basin (Barnett Shale)	TBD#	TBD	50-100	-	-	-
San Miguel tar sand (oil)	0.3	1	50-100	-	-	-
Other	2.1	-	-	2.5	-	-

* Initial capital expenditures may be revised based on rig availability, drilling results, operational developments, unanticipated transaction opportunities, market conditions or commodity price fluctuations.

# To be determined

Management's Perspective

     "For 2006, our working interest will be higher in certain projects, especially the Glen Rose Porosity play, that will expose the Company to sharply higher production and reserve growth," said President and CEO James E. Sigmon. "We will heighten our focus on the successful Porosity oil play, indicative of our technical staff's growing confidence after nearly four years of drilling. We continue to refine our drilling and completion techniques in this geologically complex reservoir to maximize production from this oil-charged zone. We're also excited about the potential for new production from the gas-prone Pearsall as we undertake a new drilling program with EnCana as our operating partner.

     "Financially, we enter the new year in a great position with a virtually debt-free, deleveraged balance sheet going forward, allowing us greater flexibility to ramp up our CAPEX budget as EnCana pursues its stated goal of developing Maverick Basin resource plays on our jointly owned positions. In 2006, the Company also will begin exploration and development of our new Marfa Basin acreage. We are now in the process of planning a CAPEX expansion that will target the Barnett and Woodford shale plays."

Operations Update

     For the quarter ended Sept. 30, on a pro forma basis adjusted for the sales volumes for properties sold to EnCana, TXCO's average daily sales volumes were 1,149 barrels of oil per day (BOPD) and 3.9 million cubic feet of gas per day (MMcfd), a combined rate of 10.8 million cubic feet equivalent per day (MMcfed). TXCO's net production in the current quarter's first two months averaged approximately 1,346 BOPD and 3.5 MMcfd of gas, a combined rate of 11.6 MMcfed, reflecting a 7 percent increase since the EnCana transaction effective date of Sept. 1. New Glen Rose Porosity oil production in October and November offset much of the production from the properties sold to EnCana.

     Through mid December, TXCO had spudded or re-entered 51 Maverick Basin wells this year, including eight wells begun in the current quarter, attaining the Company's 2005 target of 50-plus wells. Thirteen wells drilled this year were assigned to EnCana as part of TXCO's $80 million asset sale. Of the remaining 38 wells, 24 have been placed on production while 12 wells are in various stages of completion. Two wells are drilling currently.

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     Through mid December, TXCO had started 21 Glen Rose wells this year, comprised of 18 Porosity wells plus three Glen Rose Reef or Shoal wells. Twelve of the Porosity wells have been placed on production, including two drilled in the fourth quarter. One is drilling and five are in completion. One Shoal well currently is drilling, one Reef well is in completion and a second Reef well was re-completed to the Georgetown and placed on production.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, interest rates, capital expenditures, ongoing access to capital, oil and gas prices, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter and year-to-date period ended Sept. 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge upon request from the Company.

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